Exhibit 10.112

SMITH & WESSON HOLDING CORPORATION

2013 INCENTIVE STOCK PLAN

Performance Stock Unit Award Grant Notice and Agreement

I.	Performance Stock Unit Award Grant Notice

Smith & Wesson Holding Corporation (the “Company”), pursuant to its 2013 Incentive Stock Plan (as amended, the “Plan”), hereby grants to the Participant named below a right to receive the number of Shares set forth below. This Performance Stock Unit Award Grant Notice and Agreement (the “Agreement”) is subject to all of the terms and conditions as set forth herein and in the Plan, agreed to by the Participant, and incorporated herein in their entirety. Each capitalized term in this Agreement shall have the meaning assigned to it in this Agreement, or, if such term is not defined in this Agreement, such term shall have the meaning assigned to it under the Plan.

Participant:
Date of Grant:
Number of Performance Stock Units:	[—] (Target Award) [—] (Maximum Award)

Expiration Date:	Subject to forfeiture as provided in Section 3(b) of Part II of this Agreement.

Vesting Schedule:	Up to a maximum of [—] Performance Stock Units will vest on May 1, 2017, following the written certification by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), of the extent, if any, to which the following performance metric has been achieved. The performance metric is the relative performance of the Shares against the Russell 2000 Index over an approximately three-year period. To determine relative performance, the baseline metrics are the 90 calendar day average closing price of each of the Stock and the Russell 2000 Index, as reported in The Wall Street Journal, with the first trading day commencing on April 29, 2014. This 90 calendar day average establishes both the baseline Share price (the “Company Baseline”) and the Russell 2000 Index baseline (the “Russell Baseline”) against which future Share and Russell 2000 Index performance will be compared.

Next, the Compensation Committee will measure the 90 calendar day average closing price of each of the Shares and the Russell 2000 Index, as reported in The Wall Street Journal, with the last trading day of such 90 calendar day period ending on May 1, 2017 (the “Ending Date,” which establishes both the “Company Closing Price” and the “Russell Closing Price”).

The Compensation Committee will then measure Company performance by dividing the Company Closing Price by the Company Baseline, with the quotient expressed as a percentage of the Company Baseline (the “Company Percentage Performance”). The Compensation Committee will then measure Russell 2000 Index performance over the same period by dividing the Russell Closing Price by the Russell Baseline with the quotient expressed as a percentage of the Russell Baseline (the “Russell Percentage Performance”).

The Compensation Committee will then subtract the Russell Percentage Performance from the Company Percentage Performance, with the final result constituting the relative Company performance as a percentage (the “Relative Performance Percentage”).

If the Relative Performance Percentage is equal to or less than 0%, no Performance Stock Units subject to this Award shall vest. If the Relative Performance Percentage is greater than 0% but less than 20%, then the number of Performance Stock Units subject to this Award that vest shall equal the Relative Performance Percentage multiplied by [—] multiplied by ten. If the Relative Performance Percentage is equal to or greater than 20%, then [—] Performance Stock Units subject to this Award shall vest. In no event shall more than [—] Performance Stock Units subject to this Award vest.

For example, (a) if the Relative Performance Percentage equals 5%, then [—] Performance Stock Units subject to this Award shall vest (.05 x [—] x 10); (b) if the Relative Performance Percentage equals 10%, then [—] Performance Stock Units subject to this Award shall vest (.10 x [—] x 10); and (c) if the Relative Performance Percentage equals 15%, then [—] RSUs subject to this Award shall vest (.15 x [—] x 10).

All vesting is subject to the Participant’s Continuous Service with the Company from the Date of Grant through the Ending Date, except as set forth in Part II of this Agreement.

Delivery Schedule:	Except as described in Section 4, for each Performance Stock Unit that vests (if any) you will receive one Share, with the Share being delivered to you on June 30, 2017 (the “Delivery Date”).

If the Delivery Date falls on a day in which the NASDAQ Global Select Market is not open for active trading, the Delivery Date will fall on the next active trading day. An active trading day is defined as a day in which the NASDAQ Global Select Market is open for trading, excluding after hours trading.

Additional Terms/Acknowledgements; Amendment, Modification, and Entire Agreement: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Agreement (including Part II hereof). No provision of this Agreement may be modified, waived, or discharged unless that waiver, modification, or discharge is agreed to in writing and signed by the Participant and the Company. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. The Participant acknowledges that a copy of the Company’s most recent prospectus describing the Plan and a complete copy of the Plan document have been made available to the Participant, that the Participant has had reasonable opportunity to review the prospectus, the Plan and this Agreement in their entirety, that the Participant has had an opportunity to obtain the advice of counsel prior to executing this Agreement and that the Participant fully understands all provisions of this Agreement. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern. The Participant further acknowledges that as of the Date of Grant, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the acquisition of Shares pursuant to this Agreement and supersede all prior oral and written agreements on that subject, with the exception of (i) options and other awards previously granted and delivered to the Participant under the Plan, and (ii) the following agreements only:

Other Agreements:	NONE

Without limiting the generality of the foregoing, the Participant acknowledges and agrees that no provision of any employment, severance, or other agreement, policy, practice or arrangement, whether written or unwritten, as may be amended or modified from time to time, shall apply to or in any way modify or amend this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

[Signature Page Follows]

SMITH & WESSON HOLDING CORPORATION	PARTICIPANT:

By:
Name:
Title:

Effective as of:	Effective as of:

[Signature Page to Performance Stock Unit Award Grant Notice and Agreement]

II.	Performance Stock Unit Award Agreement

The Company wishes to grant to the Participant named in Part I of this Agreement (the “Notice of Grant”) a Performance Stock Unit Award (the “Award”) pursuant to the provisions of the Plan. This Award will entitle the Participant to Shares from the Company if the Participant meets the vesting requirements described herein.

1. Grant Pursuant to Plan. This Award is granted pursuant to the Plan, which is incorporated herein for all purposes. The Participant hereby acknowledges that a copy of the Company’s most recent prospectus describing the Plan and a complete copy of the Plan document have been made available to the Participant, that the Participant has had reasonable opportunity to review the prospectus, the Plan and this Agreement in their entirety, that the Participant has had an opportunity to obtain the advice of counsel prior to executing this Agreement and that the Participant fully understands all provisions of this Agreement. Participant agrees to be bound by all of the terms and conditions of this Agreement and of the Plan. Each capitalized term in this Agreement shall have the meaning assigned to it in this Agreement, or, if such term is not defined in this Agreement, such term shall have the meaning assigned to it under the Plan.

2. Performance Stock Unit Award. The Company hereby grants to the Participant the number of Performance Stock Units listed in the Notice of Grant as of the Date of Grant. Such number of Performance Stock Units may be adjusted from time to time pursuant to Section 10(c) of the Plan.

3. Vesting and Forfeiture of Performance Stock Units.

(a) Vesting. The Participant shall become vested in the Performance Stock Units in accordance with the vesting schedule contained in the Notice of Grant.

(b) Forfeiture. The Participant shall forfeit any Performance Stock Units then remaining unvested (if any) in the event that the Participant’s Continuous Service is terminated for any reason, except as otherwise determined by the Committee in its sole discretion, which determination need not be uniform as to all Participants.

4. Vesting and Delivery in Connection with a Change in Control.

(a) Determination of Earned Performance Stock Units. In the event of a Change in Control of the Company prior to the Ending Date, the Participant shall, upon consummation thereof, earn the Performance Stock Units in accordance with the formula under “Vesting Schedule” in the Notice of Grant, provided that solely for purposes of applying such formula the definition of Ending Date shall be deemed to mean the date of the consummation of the Change in Control and the Company Closing Price shall be deemed to equal (i) in the event the Change in Control involves the acquisition of Shares (including through a merger or tender offer), the highest per share price paid for Shares in the Change in Control or (ii) in the event the Change in Control does not involve the acquisition of Shares, the closing price of the Shares as of the date of the consummation of the Change in Control. Notwithstanding the foregoing, in the event the Company terminates the Participant without Good Cause (other than due to death or disability) or the Participant resigns following an Adverse Change in Control Effect, in either case, during a Potential Change in Control Protection Period, the Participant shall earn the Performance Stock Units as of the date of termination or resignation as described in the immediately preceding sentence, except that the definition of Ending Date shall be deemed to mean the date of the Potential Change in Control and the Company Closing Price shall be deemed to equal the closing price of the Shares as of the Potential Change in Control. The Shares underlying the Performance Stock Units earned pursuant to the immediately preceding sentence shall be immediately vested and shall be delivered to the Participant in accordance with Section 4(c). Any Performance Stock Units that are not earned pursuant to this Section 4(a) shall terminate and the Company shall have no further obligation to deliver Shares or any other property for such unearned Performance Stock Units.

(b) Vesting of Earned Performance Stock Units. The Performance Stock Units earned pursuant to Section 4(a) shall convert into time-based restricted stock units (the “Converted Performance Stock Units”) and such Converted Performance Stock Units shall remain unvested until the earlier of (i) the date on which the Participant is terminated without Good Cause (other than due to death or disability) or resigns following an Adverse Change in Control Effect and (ii) the Ending Date (determined without regard to Section 4(a)). The Participant shall forfeit any Converted Performance Stock Units in the event that the Participant’s Continuous Service is terminated for any reason, except as a result of a termination without Good Cause (other than due to death or disability) or a resignation following an Adverse Change in Control Effect.

(c) Delivery of Shares. Upon vesting of any Converted Performance Stock Units earned pursuant to Section 4(a), the full amount of the Shares corresponding to such vested Converted Performance Stock Units shall be distributed to the Participant (or, if appropriate, in lieu of such Shares, the stock or other securities or property to which the Participant would have been entitled to receive upon such Change in Control if the Participant had held the full number of Shares corresponding to the Participant’s vested Converted Performance Stock Units immediately prior thereto) as soon as administratively practicable following vesting but in no event later than 5 days following vesting.

(d) Certain Definitions. For purposes of this Section 4, the following terms shall have the following meanings:

“Adverse Change in Control Effect” means, during a Potential Change in Control Protection Period or Change in Control Protection Period, without the Participant’s written consent, (i) any material reduction in the Participant’s annual base salary or target bonus percentage opportunity, (ii) any material adverse change in a Participant’s positions, titles, duties, responsibilities or reporting relationships compared to the Participant’s positions, titles, duties, responsibilities or reporting relationships immediately prior to a Potential Change in Control (if such diminution occurs during the Potential Change in Control Protection Period) or

Change in Control (if such diminution occurs during the Change in Control Protection Period) or (iii) a relocation of the Participant’s principal place of business more than 50 miles from his or her principal place of business immediately prior to a Potential Change in Control or Change in Control, as applicable; provided, however, that a Participant may resign following an Adverse Change in Control Effect only if Participant delivers a written notice to the Company within 30 days of the date on which the Participant becomes aware of such condition and the Company does not cure such condition within 60 days of such notice.

“Change in Control Protection Period” means the period commencing on the date a Change in Control occurs and ending on the first anniversary of such date.

“Good Cause” means (i) the Participant engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, (ii) the Participant willfully taking any action that may be materially injurious to the business or reputation of the Company or (iii) the Participant willfully violating in a material respect the Company’s Corporate Governance Guidelines, Code of Conduct and Ethics or any other applicable code of conduct, all as may be amended from time to time, including, without limitation, provisions thereof relating to conflicts of interest or related party transactions.

“Potential Change in Control” means (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (ii) the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control or (iii) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Award, a Potential Change in Control has occurred.

“Potential Change in Control Protection Period” means the period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of (i) the consummation of the Change in Control or (ii) the abandonment of the transaction or series of transactions that constitute a Potential Change in Control (as determined by the Committee in its sole discretion).

5. Settlement of Performance Stock Unit Award.

(a) Settlement of Units for Shares. The Company shall deliver to the Participant on the Delivery Date one Share for each Performance Stock Unit subject to this Award that vests pursuant to Section 3(a). The Company shall not have any obligation to settle this Award for cash.

(b) Delivery of Shares. Shares shall be delivered on the Delivery Date. If the Delivery Date falls on a day in which the NASDAQ Global Select Market is not open for active trading, the Delivery Date will fall on the next active trading day. An active trading day is defined as a day in which the NASDAQ Global Select Market is open for trading, excluding after hours trading. Once a Share (or, to the extent applicable, other property described in Section 4(c)) is delivered with respect to a vested Performance Stock Unit, such vested Performance Stock Unit shall terminate and the Company shall have no further obligation to deliver Shares or any other property for such vested Performance Stock Unit.

6. No Rights as Shareholder until Delivery. The Participant shall not have any rights, benefits, or entitlements with respect to any Shares subject to any Performance Stock Unit. On or after delivery of any Shares, the Participant shall have, with respect to any Shares delivered, all of the rights of an equity interest holder of the Company, including the right to vote the Shares and the right to receive all dividends (if any) as may be declared on Shares from time to time.

7. Tax Provisions.

(a) Tax Consequences. The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b) Withholding Obligations. At the time this Award is granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant (other than any amount constituting nonqualified deferred compensation within the meaning of Section 409A of the Code), including the Shares deliverable pursuant to this Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the minimum federal, state, local, and foreign tax withholding obligations of the Company or a Related Entity (if any) which arise in connection with this Award.

The Company, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, may withhold from fully vested Shares otherwise deliverable to the Participant pursuant to this Award a number of whole Shares having a Fair Market Value, as determined by the Company as of the date the Participant recognizes income with respect to those Shares, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse financial accounting treatment). Any adverse consequences to the Participant arising in connection with such Share withholding procedure shall be the Participant’s sole responsibility.

In addition, the Company, in its sole discretion, may establish a procedure whereby the Participant may make an irrevocable election to direct a broker (determined by the Company) to sell sufficient Shares from this Award to cover the tax withholding obligations of the Company or any Related Entity and deliver such proceeds to the Company.

Unless the tax withholding obligations of the Company or any Related Entity are satisfied, the Company shall have no obligation to issue a certificate for such Shares.

8. Consideration. With respect to the value of the Shares to be delivered pursuant to this Award, such Shares are granted in consideration for the services the Participant shall provide to the Company during the vesting period.

9. Transferability. The Performance Stock Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, this Award shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and this Award shall not be subject to execution, attachment or similar process. Upon any attempt by the Participant to transfer, assign, negotiate, pledge or hypothecate this Award, or in the event of any levy upon this Award by reason of any execution, attachment or similar process as a result of any attempt by the Participant to transfer, assign, negotiate, pledge or hypothecate this Award, contrary to the provisions hereof, this Award shall immediately become null and void.

10. General Provisions.

(a) Employment At Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or its Related Entities for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Related Entity employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service at any time for any reason, with or without cause.

(b) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s President at Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, or if the Company should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter, upon ten (10) days’ advance written notice under this Section to all other parties to this Agreement.

(c) No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

(d) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify this Agreement or this Award under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and this Award, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and this Award shall remain in full force and effect).

(e) No Trust or Fund Created. Neither this Agreement nor the grant of this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other person. The Performance Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Shares to the Participant in the future. To the extent that the Participant or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

(f) Cancellation of Award. If any Performance Stock Units subject to this Agreement are forfeited, then from and after such time, the person from whom such Performance Stock Units are forfeited shall no longer have any rights to such Performance Stock Units or the corresponding Shares. Such Performance Stock Units shall be deemed forfeited in accordance with the applicable provisions hereof.

(g) Participant Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Shares deliverable pursuant to the provisions of this Agreement.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

(i) Waiver of Jury Trial. The Company and the Participant hereby waive, to the fullest extent permitted by applicable law, any right either party may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award.

(j) Interpretation. The Participant accepts this Award subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan. The Participant hereby accepts as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

(k) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. The Company may assign its rights and obligations under this Agreement, including, but not limited to, the forfeiture provision of Section 3(b) to any person or entity selected by the Board.

(l) Committee Discretion. Subject to the terms of this Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award, and its determinations shall be final, binding and conclusive.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(n) Headings. Headings are given to the Sections and Subsections of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

11. Amendments. Any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Participant with respect to the Performance Stock Units shall require an instrument in writing to be signed by both parties hereto, except such a modification, amendment or waiver made to cause the Plan or the Performance Stock Units to comply with applicable law, tax rules, stock exchange rules or accounting rules and which is made to similarly situated participants. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Representations. The Participant acknowledges and agrees that the Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting this Award and fully understands all provisions of this Award.